                                                                  EXHIBIT 4.N





                                 April 14, 2000



TruServ Corporation
8600 West Bryn Mawr Avenue
Chicago, Illinois 60631
Attention: Chief Financial Officer Controller

Ladies and Gentlemen:

     Reference is made to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of November 13, 1997 (as amended from time to time, the "NOTE AGREEMENT") between TruServ Corporation, a Delaware corporation (the "COMPANY"), and The Prudential Insurance Company of America and each Prudential Affiliate which pursuant to the terms thereof becomes bound thereby ("PRUDENTIAL"). Reference is also made to that certain Note Agreement, dated as of April 13, 1992, between the Company (then known as Cotter & Company) and Prudential (the "1992 NOTE AGREEMENT"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

     Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement and paragraph 11C of the 1992 Note Agreement, the parties hereto agree as follows:

     SECTION 1. Amendment to Note Agreement. From and after the date this letter becomes effective in accordance with its terms, the Note Agreement is amended as follows:

     1.1. Paragraph l0B of the Note Agreement is amended to delete the terms "BA Credit Agreements", "Debt", "Fixed Charge Coverage Ratio", "Ratio Compliance Date", "Subsidiary", "Supplemental Coupon Elimination Date", "Total Senior Debt" and "Total Senior Debt to EBITDA Ratio" presently appearing therein and to add the following defined terms thereto in appropriate alphabetical order:

          "APRIL 2000 MODIFICATION" shall mean that certain letter agreement, dated April 14, 2000, between the Company and the Purchasers amending this Agreement.

          "BENEFITED OBLIGATIONS" has the meaning given in the Intercreditor Agreement.

          "BENEFITED PARTIES" has the meaning given in the Intercreditor Agreement.

          "BA" shall mean a draft drawn by the Company on, and accepted and discounted by, BofA, in its capacity as an accepting lender under the BofA Credit Agreement, or by any successor in such capacity, pursuant to the BofA Credit Agreement.

          "BOFA" shall mean Bank of America, N.A., a national banking association.

          "BA CREDIT AGREEMENTS" shall mean the Amended and Restated Credit Agreement dated as of April 14, 2000 among the Company, BofA, as agent, and the various financial institutions party thereto, as amended from time to time, and (ii) any refinancings, renewals or replacements of the credit agreement referred to in clause (i) above.

          "COLLATERAL AGENT" shall mean BofA in its capacity as collateral agent under the Intercreditor Agreement, together with any successor thereto in such capacity.

          "COLLATERAL DOCUMENTS" shall mean the Security Agreement, the Trademark Security Agreement, the Pledge Agreement, each Mortgage and any other document or instrument pursuant to which the Company or any Guarantor grants to the Collateral Agent, for the benefit of the Benefited Parties, a security interest in any of its property to secure the payment of any of the Benefited Obligations.

          "DEBT" shall mean Short Term Debt and Funded Debt.

          "EFFECTIVE DATE" shall have the meaning given in the April 2000 Modification.

          "FINANCING AGREEMENTS" shall have the meaning given in the Intercreditor Agreement.

          "FIXED CHARGE COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of:

          (a) the sum, for the period of four consecutive fiscal quarters ending on such day, of (i) Consolidated Net Earnings plus (ii) to the extent deducted in determining such Consolidated Net Earnings, interest expense, taxes, operating lease expense, depreciation and amortization, plus (iii) for the period of four fiscal quarters ending March 31, 2000, June 30, 2000 and September 30, 2000, Special 1999 Charges (to the extent taken in such period), plus (iv) for the period of four fiscal quarters ending March 31, 2000 and June 30, 2000, Special A/P Charges (to the extent taken in such period), to

          (b) the sum for such period of (i) operating lease expense and (ii) interest expense;

     each as determined for the Company and its Subsidiaries on a consolidated basis.

          "FOREIGN SUBSIDIARY" shall mean each Subsidiary of the Company which is organized under the laws of any jurisdiction other than, and which is conducting the majority of its business outside of, the United States or any state thereof.

          "GUARANTOR" shall mean, on any day, each Subsidiary that has executed a counterpart of the Guaranty on or prior to that day (or is required to execute a counterpart of the Guaranty on that day).

          "GUARANTY" shall mean the Guaranty executed by various Subsidiaries, substantially in the form as delivered pursuant to Section 4(b)(i) of the April 2000 Modification.

          "INACTIVE SUBSIDIARY" means any Subsidiary which does not actively conduct business and which has less than $100,000 of assets.

          "INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement dated as of April 14, 2000 among BofA, as agent under the BofA Credit Agreement, the Collateral Agent, the Purchasers and various other parties.

          "INVESTMENTS" shall mean any loan or advance to, or ownership, purchase or acquisition of any security (including stock) or obligations of, or any other interest in, or any capital contribution made to, any Person.

          "MEMBER" shall mean any Person which is a member of the Company.

          "MORTGAGE" shall mean a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Collateral Agent a Lien on real property owned or leased by the Company or any Subsidiary.

          "PLEDGE AGREEMENT" shall mean the Pledge Agreement among the Company, various Subsidiaries of the Company and the Collateral Agent, substantially in the form as delivered pursuant to Section 4(b)(iv) of the April 2000 Modification.

          "RATIO COMPLIANCE DATE" shall mean the first date to occur after the Effective Date on which financial statements of the Company have been delivered pursuant to Section 5A showing that for each of the four most recent fiscal quarters of the Company, as reported in such financial statements, the Total Senior Debt to EBITDA Ratio has been below 3.0 to 1.0 as of the last day of each of such fiscal quarters.

          "RESTRICTED INVESTMENTS" shall mean any Investment prohibited by paragraph 6I.

          "SECURITY AGREEMENT" means the Security Agreement among the Company, various Subsidiaries and the Collateral Agent, substantially in the form as delivered pursuant to Section 4(b)(iii) of the April 2000 Modification.

          "SHORT TERM DEBT" shall mean, as of any date of determination with respect to any Person, (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guarantees by such Person of Short Term Debt of Persons other than Members.

          "SPECIAL A/P CHARGES" means, at any time, the first $15,000,000 of accounts payable charges taken by the Company during the fiscal quarters ending March 31, 2000 and June 30, 2000.

          "SPECIAL 1999 CHARGES" means up to $100,000,000 of accounting adjustments taken by the Company during the 1999 fiscal year.

          "SUBSIDIARY" shall mean any corporation all of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries. Notwithstanding the foregoing, for purposes of calculating the financial covenants, each of Cotter Canada Hardware and Variety Company, Inc. and TruServ Canada Cooperative Inc. will be deemed a Subsidiary of the Company if, in accordance with generally accepted accounting principles, it is consolidated in the financial statements of the Company required to be delivered pursuant to clauses (i) and (ii) of paragraph 5A hereof.

          "SUPPLEMENTAL COUPON ELIMINATION DATE" shall mean the first January 1st or July 1st to occur after the Ratio Compliance Date.

          "SUPPLEMENTAL INTEREST RATE" shall mean (a) to (but excluding) the Supplemental Coupon Elimination Date, 3.25% per annum, and (b) on and after the Supplemental Coupon Elimination Date, 2.40% per annum.

          "TOTAL SENIOR DEBT" means the sum of (a) all Debt of the Company and its Subsidiaries other than Subordinated Debt and (b) the principal or face amount of all outstanding "LC Obligations" under and as defined in the Intercreditor Agreement.

          "TOTAL SENIOR DEBT TO EBITDA RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of (a) the remainder of (i) the daily average of the amount of Total Senior Debt outstanding during the last fiscal month of such fiscal quarter minus (ii) the daily average of cash and marketable securities during the last fiscal month of such fiscal quarter to (b) the sum of (i) EBITDA for the period of four consecutive fiscal quarters then ending, plus (ii) for the period of four fiscal quarters ending March 31, 2000, June 30, 2000 and September 30, 2000, Special 1999 Charges (to the extent taken in such period), plus (iii) for the period of four fiscal quarters ending March 31, 2000 and June 30, 2000, Special A/P Charges (to the extent taken in such period).

          "TRADEMARK SECURITY AGREEMENT" shall mean the Trademark Security Agreement between the Company and the Collateral Agent, substantially in the form as delivered pursuant to Section 4(b)(vi) of the April 2000 Modification.

     1.2 The paragraph at the end of paragraph 1 of the Note Agreement is amended in its entirety to read as follows:

          The Company shall pay to each holder of Notes supplemental interest on the unpaid balance of the aggregate principal amount of the Notes held by it at the rate equal to the Supplemental Interest Rate. Such supplemental interest shall be computed on the basis of a 360 day year of twelve 30 day months and shall be payable on the interest payment due dates for the applicable Notes to which such supplemental interest relates, commencing with the first such interest payment due date on or after the Effective Date. To the extent permitted by law, any overdue payment of principal on any Note, interest on any Note and supplemental interest shall bear interest (payable on demand) at a rate per annum from time to time equal to the greater of (i) the sum of (x) 2%, plus (y) the Supplemental Interest Rate as from time to time in effect, plus (z) the interest rate per annum which such Note bears other than during the period in which an Event of Default is in existence or (ii) 2% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time as its "base" or "prime" rate. For the avoidance of doubt, all references in this Agreement to interest shall be deemed to include the supplemental interest payable pursuant to this paragraph (including, without limitation, the references to interest in paragraphs 4, 7A(ii), and 10A). The Company further agrees that, during any period that an Event of Default shall be in effect, to the extent permitted by law the entire outstanding principal amount of each Note shall bear interest at a rate per annum which is equal to the sum of (x) 2%, plus (y) the Supplemental Interest Rate as from time to time in effect, plus (z) the interest rate per annum which such Note would otherwise bear.

The Purchasers acknowledge that the forgoing provisions added to the Note Agreement by this Section 1.1 replace and are in lieu of the requirement to pay supplemental interest at the rate of .50% per annum previously added to the Note Agreement by amendment.

     1.3 Paragraph 5A of the Note Agreement is amended by (a) deleting the word "and" immediately after clause 5A(vi), (b) renumbering clause (vii) as clause
(ix), and (c) inserting the following new clauses (vii) and (viii):

          (vii) as soon as practicable and in any event within 45 days after the end of each month in each fiscal year, consolidated statements of operations, capital stock and retained earnings and cash flows of the Company and its Subsidiaries for such month, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company, subject to change resulting from year-end adjustments;

          (viii) simultaneously with sending the same to the agent or any lender under the BofA Credit Agreement, a copy of any notice, report or other written information delivered to the agent or any lender under the BofA Credit Agreement; and

     1.4 Paragraph 5 of the Note Agreement is amended by adding the following new paragraphs 5G, 5H, 5I and 5J thereto:

          5G.    COLLATERAL/ACCOUNTING SYSTEMS EXAMINATION. The Company
     covenants that it will (a) cooperate with the holders of the Notes and their respective representatives in commencing a collateral and accounting systems examination within 60 days following the Effective Date and completing such examination as promptly as practicable thereafter and (b) pay all reasonable costs and expenses in connection with such examination.

          5H.    REAL ESTATE DOCUMENTS. (a)(i)The Company shall, and shall
     cause each applicable Guarantor to, promptly (and, in any event, no later than April 26, 2000) execute and deliver a Mortgage providing for a fully perfected Lien, in favor of the Collateral Agent, in all right, title and interest of the Company or such Guarantor in each parcel of real property listed on Part 1 of Schedule 6.16 to the BA Credit Agreement (as in effect on the Effective Date) (each a "PRIMARY PROPERTY").

          (ii) The Company shall, and shall cause each applicable Guarantor to, promptly (and in any event, no later than May 10, 2000) execute and deliver a Mortgage providing for a fully perfected Lien, in favor of the Collateral Agent, in all right, title and interest of the Company or such Guarantor in each parcel of real property listed on Part 2 of Schedule 6.16 to the BA Credit Agreement, as in effect on the Effective Date (each a "SECONDARY PROPERTY"; the Primary Properties and the Secondary Properties are collectively referred to as the "PROPERTIES").

          (b) The Company shall, and shall cause each Guarantor to, promptly (and, in any event, no later than May 15, 2000 for each Primary Property and May 31, 2000 for each Secondary Property) provide the following documents in connection with each Mortgage referred to above:

                 (i) an ALTA Loan Title Insurance Policy, issued by an insurer acceptable to the Required Holder(s), insuring the Collateral Agent's Lien on the Property subject to such Mortgage and containing such endorsements as the Collateral Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be acceptable to the Required Holder(s));

                 (ii) copies of all documents of record concerning such Property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above;

               (iii) original or certified copies of all insurance policies required to be maintained with respect to such Property by this Agreement or the applicable Mortgage; and

               (iv) a flood insurance policy covering such Property, reasonably satisfactory to the Required Holder(s), if required by the Flood Disaster Protection Act of 1973.

          Additionally, in the case of any real property leased by the Company or any Guarantor, the Company shall use its best efforts to, or shall cause such Guarantor to use its best efforts to, provide a consent, in form and substance satisfactory to the Required Holder(s), from the owner and each mortgagee of such property (a) consenting to the Mortgage in favor of the Collateral Agent with respect to such property and (b) waiving any landlord's Lien in respect of personal property kept at the premises subject to such lease.

          5I. FURTHER ASSURANCES. The Company shall (a) cause all Subsidiaries to guarantee the obligations of the Company hereunder pursuant to the Guaranty (and in furtherance of the foregoing, immediately upon the creation or acquisition of any Subsidiary, cause such Subsidiary to execute and deliver a counterpart of the Guaranty, together with such other documents, including resolutions and opinions of counsel, as the holder of a Note may reasonably request), provided neither TruServ Specialty Company, LLC nor any Inactive Subsidiary or Foreign Subsidiary (other than Cotter Canada Hardware and Variety Company, Inc.) shall have an obligation to execute a counterpart of the Guaranty; and (b) take, and cause each of Guarantors to take, such actions as are necessary or as the Required Holder(s) may reasonably request from time to time (including the execution and delivery of security agreements, pledge agreements, financing statements, mortgages, deeds of trust and other documents, the filing or recording of any of the foregoing, the delivery of stock certificates and other collateral with respect to which perfection is obtained solely by possession, the notation of the Collateral Agent's Liens on certificates of title for vehicles and the delivery of opinions of counsel) to ensure that the obligations of the Company and each Guarantor hereunder and under the Guaranty, as applicable, are secured by perfected security interests in substantially all of the personal property of each such entity, and provided further that neither the Company nor any Guarantor shall be required to pledge more than 65% of the stock of any Foreign Subsidiary (other than Cotter Canada Hardware and Variety Company Inc.).

          5J. WAIVER OF NEGATIVE PLEDGE. The Company will, not later than June 30, 2000, cause The Industrial Development Authority of the State of New Hampshire (the "IDA") to waive the negative pledge set forth in Section 8.1 of the Loan Agreement dated as of October 1, 1982 between the IDA and the Company (then known as Cotter&Company) to permit a Lien in favor of the Collateral Agent on the Project (as defined in the Loan Agreement referred to above).

     1.5 Paragraph 6B(1) of the Note Agreement is amended by renumbering clause
(x) thereof as clause (xi) and adding new clause (x) thereto, to read as follows:

          (x) Liens in favor of the Collateral Agent, provided that the Intercreditor Agreement shall be in full force and effect;

     1.6 Paragraph 6B(2) of the Note Agreement is amended in its entirety to read as follows:

          6B(2). DEBT. The Company will not and will not permit any Subsidiary to create, incur, assume or suffer to exist any Debt, except:

                 (a) Senior Funded Debt,

                 (b) Subordinated Debt,

                 (c) Debt under the Guaranty, and

                 (d) Short Term Debt of the Company;

     provided that the ratio of (x) the sum of (i) the aggregate amount (without duplication) of all Senior Funded Debt plus (ii) an amount equal to (A) the remainder of the lowest daily average amount of Short Term Debt outstanding for any period of 30 consecutive days during the 12-month period ending on the most recently completed month minus (B) the daily average of cash and marketable securities for such 30-day period to (y) the sum of (i) Consolidated Capitalization plus (ii) Special 1999 Charges plus (iii) Special A/P Charges plus (iv) the amount determined pursuant to clause
     (x)(ii) above shall not at any time exceed the ratio set forth below during any period set forth below:

                                                   Specified
                 Period Ending                     Percentage
                 -------------                     ----------

                 Through 12/31/01                  60%
                 Thereafter                        55%

          For purposes of this paragraph 6B(2), Debt represented by the loans under the BofA Credit Agreement or arising under the BAs shall be considered Short Term Debt.

          Without limiting the foregoing provisions of this paragraph, the Company will not permit the aggregate principal amount of all Debt of the Company and its Subsidiaries (other than (i) Debt under the BofA Credit Agreement and under the other Loan Documents (as defined in the BofA credit Agreement), (ii) Debt referred to on Schedule 6B(2) which was outstanding on March 31, 2000 and (iii) Subordinated Debt owed to Members) to exceed $35,000,000 at any time prior to the Supplemental Coupon Elimination Date.

     1.7 Paragraph 6B(4)(i) of the Note Agreement is amended by deleting clause (z) therefrom.

     1.8 Paragraph 6C of the Note Agreement is amended in its entirety to read as follows:

          6C. RATIO OF ASSET BASE TO DEBT. The Company will not permit the ratio of (a) the Asset Base as of the last day of any fiscal month to (b) the remainder of (i) the daily average of the amount of Total Senior Debt outstanding during the fiscal month ending on such date minus (ii) the daily average of cash and marketable securities during the fiscal month ending on such date to be equal to or less than the applicable ratio set forth below:

              Fiscal Month(s) Ending             Ratio
              ----------------------             -----

              04/3/99 through 05/29/99           1.10 to 1
              07/3/99 through 10/2/99            1.15 to I
              10/30/99 through 12/31/99          1.20 to 1
              01/29/00                           1.10 to 1
              2/26/00 through 12/31/00           1.20 to 1
              01/27/01                           1.10 to 1
              2/24/01 through 12/31/01           1.20 to 1
              01/26/02                           1.10 to 1
              2/23/02 and thereafter             1.20 to 1

     1.9 Paragraph 6H of the Note Agreement is amended in its entirety to read as follows:

          6H. FIXED CHARGE COVERAGE RATIO. The Company shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than the applicable ratio set forth below:

              Fiscal Quarter(s) Ending           Ratio
              ------------------------           -----

              3/31/00 through 6/30/00            1.20 to 1.00
              9/30/00                            1.40 to 1.00
              12/31/00 through 12/31/01          1.75 to 1.00
              3/31/02 and thereafter             1.85 to 1.00.

     1.10 Paragraph 6 of the Note Agreement is amended to add the following new paragraphs 6I, 6J, 6K, 6L and 6M:

          6I. RESTRICTED INVESTMENTS. The Company will not and will not permit any Subsidiary to make any Investment except the Company and any Subsidiary may:

          (i) make or permit to remain outstanding loans or advances to any Subsidiary other than an Inactive Subsidiary,

          (ii) after the Supplemental Coupon Elimination Date, own, purchase or acquire stock, obligations or securities of a Subsidiary or of a corporation which immediately after such purchase or acquisition will be a Subsidiary,

          (iii) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary,

          (iv) own, purchase or acquire prime commercial paper, banker's acceptances and certificates of deposit in United States and Canadian commercial banks (having combined capital and surplus of not less than U.S. $100,000,000) and repurchase agreements with respect to the foregoing, in each case due within one year from the date of purchase and payable in the United States in United States dollars, obligations of the government of the United States or any agency thereof, and obligations guaranteed by the government of the United States,

          (v) make or permit to remain outstanding travel and other similar advances to officers and employees in the ordinary course of business,

          (vi) permit to remain outstanding Investments existing on the Effective Date and described on Schedule 6I,

          (vii) maintain deposit accounts with financial institutions in the ordinary course of business; provided that the amount maintained in deposit accounts with financial institutions other than the lenders under the BofA Credit Agreement shall not exceed (x) in the case of any one such account, $200,000 for more than three consecutive Business Days; and (y) in the case of all such accounts in the aggregate, $600,000 for more than two consecutive Business Days, and

          (viii) to the extent applicable, make Investments permitted under paragraph 6J below.

Notwithstanding the foregoing, the Company will not permit the aggregate amount of Investments in TruServ Specialty Company, LLC to exceed $1,500,000 at any time.

     6J. RESTRICTED PAYMENTS. The Company will not and will not permit any Subsidiary to pay or declare cash dividends, cash patronage dividends or dividends on any class of its stock (other than dividends in kind) or redeem, purchase or otherwise acquire, or make any redemptions, purchase, or other acquisition of any of its stock or apply miscellaneous deductions in lieu of patronage dividends, or make or permit any Subsidiary to make any Restricted Investment (each a "Restricted Payment") except, if Consolidated Net Earnings for any fiscal year are positive, to the extent that the aggregate amount of all such Restricted Payments made in such fiscal year does not exceed 40% of Consolidated Net Earnings for such fiscal year. Notwithstanding the foregoing, the Company will not and will not permit any Subsidiary to make or pay any Restricted payment (a) prior to

January 1, 2001, or (b) if at the time such Restricted Payment is made or paid, or after giving effect thereto, a Default or an Event of Default would exist.

          6K. AMENDMENTS TO FINANCING AGREEMENTS OR SUBORDINATED DEBT; NO OPTIONAL PREPAYMENTS. The Company covenants that, without the consent of the Required Holder(s), it will not amend, modify, supplement or restate any Financing Agreement. The Company will not, and will not permit any Subsidiary to, (a) amend, alter or otherwise change any provision of any of the notes evidencing any Subordinated Debt now or hereafter issued by the Company or take any other action (or refrain from taking an action) which would have the effect of eliminating or altering in any way the effect of the subordination language appearing in such notes or any agreement relating thereto or the rights of the holders of the Notes arising as a result thereof or (b) make any optional or voluntary prepayment, in whole or in part, of any Subordinated Debt. The Company will not, and will not permit any Subsidiary to, make any optional or voluntary prepayment, in whole or in part, of any Benefited Obligations, other than (i) optional or voluntary prepayments, in whole or in part, of loans under the BA Credit Agreements that do not trigger a reduction in any commitments of the lenders thereunder and (ii) optional or voluntary prepayments, in whole or in part, of the Shelf Obligations (as defined in the Intercreditor Agreement) pursuant to the terms hereof.

          6L. MINIMUM EBITDA. The Company will not permit the sum of (i) EBITDA as of the end of any four consecutive fiscal quarters, plus (ii) for the period of four fiscal quarters ending March 31, 2000, June 30, 2000 and September 30, 2000, Special 1999 Charges (to the extent taken during such period), plus (iii) for the period of four fiscal quarters ending March 31, 2000 and June 30, 2000, Special A/P Charges (to the extent taken during such period), to be less than $85,000,000.

          6M. INACTIVE SUBSIDIARIES. The Company will not at any time permit its Inactive Subsidiaries, taken as a whole, to have more than $200,000 of assets (based on fair market value) or to generate more than $5,000 of revenues in any fiscal quarter.

     1.11 Paragraph 7A of the Note Agreement is amended by adding the following new clauses (xiv), (xv), (xvi), (xvii) and (xviii) thereto, to read as follows:

          (xiv) an Event of Default exists under and as defined in the Intercreditor Agreement; or

          (xv) the Guaranty shall cease to be in full force and effect with respect to any Guarantor (other than as a result of a transaction permitted hereunder), any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Guaranty, or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Guarantor; or

          (xvi) any Collateral Document shall cease to be in full force and effect with respect to the Company or any Guarantor (other than as a result of a transaction permitted hereunder), the Company or any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Collateral Document to which such entity is a party, or the Company or any Guarantor (or any Person by, through or on behalf of the Company or such Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document; or

          (xvii) the lenders under the BA Credit Agreement shall at any time refuse to make revolving loans available to the Company thereunder when requested by the Company; or

          (xviii) the Company shall, on any date, not have in effect a BA Credit Agreement providing for a revolving loan facility to the Company in the amount of at least $250,000,000 for a period expiring at least 6 months after such date;

          SECTION 2. From and after the date this letter becomes effective in accordance with its terms, the 1992 Note Agreement is amended as follows:

     2.1 Paragraphs 5, 6 and clauses (i) through (xiii) of paragraph 7A of the 1992 Note Agreement are amended in their entirety to read as set forth in paragraphs 5, 6 and clauses (i) through (xviii) of paragraph 7A, respectively, of the Note Agreement, as amended by Section 1 hereof.

     2.2 Each of the definitions in paragraph 10B of the 1992 Note Agreement which is used in paragraphs 1, 5, 6 or clauses (i) through (xviii) of paragraph 7A of the 1992 Note Agreement, as amended by Section 2.1 hereof, other than the definition of the term "Notes", which shall remain unchanged, is amended to read as set forth in paragraph 10B of the Note Agreement, as amended by Section 1 hereof.

     2.3 Paragraph 1 of the 1992 Note Agreement is amended to add at the end thereof the following paragraph:

          The Company shall pay to each holder of Notes supplemental interest on the unpaid balance of the aggregate principal amount of the Notes held by it at the rate equal to the Supplemental Interest Rate. Such supplemental interest shall be computed on the basis of a 360 day year of twelve 30 day months and shall be payable on the interest payment due dates for the applicable Notes to which such supplemental interest relates, commencing with the first such interest payment due date on or after the Effective Date. To the extent permitted by law, any overdue payment of principal on any Note, interest on any Note and supplemental interest shall bear interest (payable on demand) at a rate per annum from time to time equal to the greater of (i) the sum of (x) 2%, plus (y) the Supplemental Interest Rate as from time to time in effect, plus (z) the interest rate per annum which the such Note bears other than during the period in which an Event of Default is in existence or (ii) 2% over the rate of interest publicly announced by Morgan

     Guaranty Trust Company of New York from time to time as its "base" or "prime" rate. For the avoidance of doubt, all references in this Agreement to interest shall be deemed to include the supplemental interest payable pursuant to this paragraph (including, without limitation, the references to interest in paragraphs 4, 7A(ii), and 10A). The Company further agrees that, during any period that an Event of Default shall be in effect, to the extent permitted by law the entire outstanding principal amount of each Note shall bear interest at a rate per annum which is equal to the sum of
     (x) 2%, plus (y) the Supplemental Interest Rate as from time to time in effect, plus (z) the interest rate per annum which such Note would otherwise bear.

The Purchasers acknowledge that the foregoing provisions added to the 1992 Note Agreement by this Section 2.3 replace and are in lieu of the requirement to pay supplemental interest at the rate of .50% per annum previously added to the 1992 Note Agreement by amendment.

     SECTION 3. Representations and Warranties. The Company represents and warrants to each of the undersigned that, after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date) and (b) except for the Specified Defaults (as defined below), no Event of Default or Default exists.

     SECTION 4. Effectiveness.. The amendments described in Section 1 above shall become effective on the date when (the "EFFECTIVE DATE") each Purchaser has received:

          (a) the fees referred to in Section 5 below and all costs and expenses of such Purchaser (including reasonable fees and disbursements of special counsel to the Purchasers) in connection with this letter;

          (b) the following documents, each (including, with limitation, those referred to in clause (vii) below) in a form and substance satisfactory to the Purchasers:

                (i) counterparts of this letter agreement executed by the Company and the Purchasers;

                (ii)  the Guaranty, signed by each Guarantor;

                (iii) The Security Agreement signed by the Company and each Guarantor, together with evidence, satisfactory to the Purchasers, that the Company and each Guarantor have delivered to the Collateral Agent all financing statements and other documents necessary to perfect the Collateral Agent's Lien on all collateral granted under the Security Agreement;

                (iv) the Pledge Agreement, executed by the Company and each Guarantor that as of the Effective Date has one or more Subsidiaries, together with all stock certificates, stock powers and other items required to be delivered in connection therewith;

                (v) the Intercreditor Agreement, signed by the parties thereto and consented to by the Company and the Guarantors;

                (vi)   the Trademark Security Agreement, signed by the Company;

                (vii) evidence that each of the "Operative Documents" as defined in the Synthetic Lease Guaranty, the Private Placement Agreement (each as defined in the Intercreditor Agreement) and the Amended and Restated Credit Agreement, dated as of July 1, 1997, among the Company, various financial institutions, and BofA, as agent, has been amended to conform in all material respects with the representations, warranties, covenants and defaults contained in this Agreement; and

                (viii) an opinion of counsel to the Company and the Guarantors in form and substance reasonably acceptable to the Purchasers;

          (c) All corporate and other proceedings in connection with the transactions contemplated by this letter agreement shall be satisfactory to the Purchasers and their counsel, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     SECTION 5. Fees. In consideration of the Purchasers entering into this letter agreement, the Company agrees to pay, on or before the Effective Date, ratably to Prudential and the Prudential Affiliates who are holders of notes issued by the Company, an aggregate fee of $920,000.

     SECTION 6. Reference to and Effect on Note Agreements. Upon the effectiveness of this letter, each reference to the Note Agreement or the 1992 Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement or the 1992 Note Agreement, as the case may be, as modified by this letter. Except as specifically set forth in Section 1 or 2 hereof, each of the Note Agreement and the 1992 Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     SECTION 7. Waiver. Effective on the Effective Date, the Purchasers hereby waive any Default or Event of Default under paragraph 7A(v) of the Note Agreement or the 1992 Note Agreement resulting solely from a failure to comply with paragraph 6B(2) and 6H of the Note Agreement for the periods ended December 31, 1999 and March 31, 2000, with paragraph 6C of the Note Agreement for the periods ended December 31, 1999, January 31, 2000, February 29, 2000 and March 31, 2000, or with paragraphs 6A(ii), 6A(iii) and 6B(2) of the 1992 Note Agreement for the periods ended December 31, 1999 and March 31, 2000 (collectively, the "Specified Defaults"). Except as specifically set forth in the preceding sentence, nothing contained in the letter shall be construed as a waiver of or consent to any other violation of the

Note Agreement or the 1992 Note Agreement or any other Default or Event of Default under the Note Agreement or the 1992 Note Agreement.

     SECTION 8. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     SECTION 9. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                             Very truly yours,

                             THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


                             By:
                                 ----------------------------------------------
                                  Vice President


                             PRUCO LIFE INSURANCE COMPANY


                             By:
                                 ----------------------------------------------
                                  Vice President


                             U.S. PRIVATE PLACEMENT FUND

                             By: Prudential Private Placement Investors, L.P., Investment Advisor

                                  By: Prudential Private Placement Investors,
                                      Inc., its General Partner


                                      By:
                                         --------------------------------------
                                               Vice President

AGREED AND ACCEPTED:

TRUSERV CORPORATION


By:
    -----------------------
         Title:


By:
    -----------------------
         Title:

                                 Schedule 6B(2)

                                      Debt

     Shelf Agreement (as defined in the Intercreditor Agreement)

     Senior Note Agreements (as defined in the Intercreditor Agreement)

     "Operative Documents" referred to in the Synthetic Lease Guaranty (as defined in the Intercreditor Agreement)

                                   Schedule 6I

                                   Investments

                                      None